Exhibit 99.8

[Letterhead of Goldman, Sachs & Co.]

August 28, 2006

Board of Directors

Constellation Energy Group, Inc.

750 E. Pratt Street

Baltimore, MD 21202

Re:	Amendment No. 1 to Registration Statement on Form S-4 of
Constellation Energy Group, Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated December 18, 2005, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, no par value, of Constellation Energy Group, Inc. (the “Company”) of the Exchange Ratio (as defined in the referenced opinion letter), assuming the prior effectiveness of the Stock Split (as defined in the referenced opinion letter), pursuant to the Agreement and Plan of Merger, dated as of December 18, 2005, among FPL Group, Inc., the Company and CF Merger Corporation, a wholly owned subsidiary of the Company.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the reference to our opinion under the captions “SUMMARY OF THE PROPOSED MERGER—Opinions of Constellation’s Financial Advisors,” “Background of the Merger,” “Constellation’s Reasons for the Merger; Recommendation of the Constellation Board of Directors” and “Opinions of Constellation’s Financial Advisors”, and to the inclusion of the foregoing opinion as Annex C to the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is

Board of Directors

Constellation Energy Group, Inc.

August 28, 2006

Page Two

required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)